Exhibit (h)

DISTRIBUTION AGREEMENT

     THIS AGREEMENT is made and entered into as of this 6th day of July, 2005, by and among Kiewit Investment Fund L.P., a Delaware limited partnership (the “Fund”), Kiewit Investment Holdings, Inc., the general partner of the Fund (the “General Partner”) and Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”).

     WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company, which is an employees’ securities company within the meaning of Section 2(a)(13) of the 1940 Act and is authorized to issue units of limited partnership interests (“Units”); and

     WHEREAS, the Fund desires to retain the Distributor as principal underwriter in connection with the offering and sale of the Units; and

     WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the National Association of Securities Dealers, Inc. (the “NASD”); and

     WHEREAS, this Agreement has been approved by a vote of the Fund’s board of directors (“Board of Directors” or the “Board”) and its disinterested directors in conformity with Section 15(c) of the 1940 Act; and

     WHEREAS, the Distributor is willing to act as principal underwriter for the Fund on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Appointment of Quasar as the Distributor

     The Fund hereby appoints the Distributor as its agent for the sale and distribution of Units of the Fund, on the terms and conditions set forth in this Agreement, and the Distributor hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.

2. Services and Duties of the Distributor

A.	The Distributor agrees to sell Units of the Fund on a best efforts basis as agent for the Fund during the term of this Agreement, upon the terms and at the current offering price (plus sales charge, if any) described in the Prospectus. As used in this Agreement, the term “Prospectus” shall mean the current prospectus, including the statement of additional information, as amended or supplemented, relating to the Fund and included in the currently effective registration statement or post-effective amendment thereto (the “Registration Statement”) of the Fund under the Securities Act of 1933, as amended (the

“1933 Act”) and the 1940 Act.

B.	During the continuous public offering of Units of the Fund, the Distributor will hold itself available to receive orders, satisfactory to the Distributor, for the purchase of Units of the Fund and will accept such orders on behalf of the Fund. Such purchase orders shall be deemed effective at the time and in the manner set forth in the Prospectus.

C.	In connection with all matters relating to this Agreement, the Distributor agrees to comply with the requirements of the 1933 Act, the 1934 Act, the 1940 Act, the regulations of the NASD and all other applicable federal or state laws and regulations. The Distributor acknowledges and agrees that it is not authorized to provide any information or make any representations other than as contained in the Prospectus and any sales literature specifically approved by the Fund and the Distributor.

D.	The Distributor agrees to cooperate with the Fund in the development of all proposed advertisements and sales literature relating to the Fund. The Distributor agrees to review all proposed advertisements and sales literature for compliance with applicable laws and regulations, and shall file with appropriate regulators, those advertisements and sales literature it believes are in compliance with such laws and regulations. The Distributor agrees to furnish to the Fund any comments provided by regulators with respect to such materials and to use its best efforts to obtain the approval of the regulators to such materials.

E.	The Distributor shall devote its best efforts to effect sales of Units of the Fund but shall not be obligated to sell any certain number of Units.

F.	The Distributor shall prepare reports for the Board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board.

G.	The services furnished by the Distributor hereunder are not to be deemed exclusive and the Distributor shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. The Fund recognizes that from time to time, officers and employees of the Distributor may serve as directors, trustees, officers and employees of other entities (including investment companies), that such other entities may include the name of the Distributor as part of their name and that the Distributor or its affiliates may enter into distribution, administration, fund accounting, transfer agent or other agreements with such other entities.

3. Duties and Representations of the Fund

A.	The Fund represents that it is duly organized and in good standing under the law of its jurisdiction of organization and is registered as a closed-end management investment company under the 1940 Act. The Fund agrees that it will act in material conformity with its Amended and Restated Agreement of Limited Partnership, its by-laws, its Registration Statement, as may be amended from time to time, and the resolutions and other instructions of its Board. The Fund agrees to comply in all material respects with the 1933 Act, the 1940 Act and all other applicable federal and state laws and regulations. The Fund represents and warrants that this Agreement has been duly authorized by all necessary action by the Fund under the 1940 Act, state law and the Amended and Restated Agreement of Limited Partnership.

B.	The Fund, or its agent, shall take or cause to be taken, all necessary action to register Units of the Fund under the 1933 Act and to maintain an effective Registration Statement for such Units in order to permit the sale of Units as herein contemplated. The Fund authorizes the Distributor to use the Prospectus, in the form furnished to the Distributor from time to time, in connection with the sale of Units.

C.	The Fund represents and agrees that all Units to be sold by it, including those offered under this Agreement, are validly authorized and, when issued in accordance with the description in the Prospectus, will be fully paid. The Fund further agrees that it shall have the right to suspend the sale of Units of any Fund at any time in response to conditions in the securities markets or otherwise. The Fund shall advise the Distributor promptly of any such determination.

D.	The Fund agrees to advise the Distributor promptly in writing:

(i)	of any material correspondence or other communication by the Securities and Exchange Commission (“SEC”) or its staff relating to the sale of Units including requests by the SEC for amendments to the Registration Statement or Prospectus;

(ii)	in the event of the issuance by the SEC of any stop-order suspending the effectiveness of the Registration Statement then in effect or the initiation of any proceeding for that purpose;

(iii)	of the happening of any event which makes untrue any statement of a material fact made in the Prospectus or which requires the making of a change in such Prospectus in order to make the statements therein not misleading; and

(iv)	of all actions taken by the SEC with respect to any amendments to any Registration Statement or Prospectus, which may from time to time be filed with the SEC.

E.	The Fund shall file such reports and other documents as may be required under applicable federal and state laws and regulations. The Fund shall notify the Distributor in writing of the states in which the Units may be sold and shall notify the Distributor in writing of any changes to such information.

F.	The Fund agrees to file from time to time, such amendments to its Registration Statement and Prospectus as may be necessary in order that its Registration Statement and Prospectus will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

G.	The Fund shall fully cooperate in the efforts of the Distributor to arrange for the sale of Units and shall make available to the Distributor a statement of each computation of net asset value. In addition, the Fund shall keep the Distributor fully informed of its affairs and shall provide to the Distributor, from time to time, copies of all information, financial statements and other papers that the Distributor may reasonably request for use in connection with the distribution of Units, including without limitation, certified copies of any financial statements prepared for the Fund by its independent public accountants and such reasonable number of copies of the most current Prospectus, statement of additional information and annual and interim reports to limited partners as the Distributor may request. The Fund shall forward a copy of any SEC filings, including the Registration Statement, to the Distributor within one business day of any such filings. The Fund represents that it will not use or authorize the use of any advertising or sales material unless and until such materials have been approved and authorized for use by the Distributor. Nothing in this Agreement shall require the sharing or provision of materials protected by privilege or limitation of disclosure, including any applicable attorney-client privilege or trade secret materials.

H.	The Fund represents and warrants that its Registration Statement and any advertisements and sales literature prepared by the Fund or its agent (excluding statements relating to the Distributor and the services it provides that are based upon written information furnished by the Distributor expressly for inclusion therein) shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to the Distributor pursuant to this Agreement shall be true and correct in all material respects.

4. Duties and Representations of the Distributor

A.	The Distributor represents that it is duly organized and in good standing under the law of its jurisdiction of organization, is registered as a broker-dealer under the 1934 Act and is a member in good standing of the NASD. The Distributor agrees that it will act in material conformity with its Articles of Organization and its By-Laws, as they may be amended from time to time. The Distributor agrees to comply in all material respects with the 1933 Act, the 1934 Act, the 1940 Act, and all other applicable federal and state laws and regulations. The Distributor represents and warrants that this Agreement has been duly authorized by all necessary action by the Distributor under the Distributor’s Articles of Organization and By-Laws.

B.	The Distributor agrees to advise the Company promptly in writing of the initiation of any proceedings against it by the SEC or its staff, the NASD or any state regulatory authority.

5. Compensation

     As compensation for the services performed and the expenses assumed by Distributor under this Agreement including, but not limited to, any commissions paid for sales of Units, Distributor shall be entitled to the fees and expenses set forth in Exhibit A hereto (as amended from time to time), which are payable promptly after the last day of each month, which fees and expenses are payable by the General Partner and not the Fund.

6. Expenses

A.	The Fund shall bear all costs and expenses in connection with the registration of its Units with the SEC and its related compliance with state securities laws, as well as all costs and expenses in connection with the offering of the Units and communications with limited partners of the Fund, including but not limited to: (i) fees and disbursements of its counsel and independent public accountants; (ii) costs and expenses of the preparation, filing, printing and mailing of Registration Statements and Prospectuses and amendments thereto, as well as related advertising and sales literature; (iii) costs and expenses of the preparation, printing and mailing of annual and interim reports, proxy materials and other communications to limited partners of the Fund; and (iv) fees required in connection with the offer and sale of Units in such jurisdictions as shall be selected by the Fund pursuant to Section 3(E) hereof.

B.	The Distributor shall bear the expenses of registration or qualification of the Distributor as a dealer or broker under federal or state laws and the expenses of continuing such registration or qualification. The Distributor does not assume responsibility for any expenses not expressly assumed hereunder.

7. Indemnification

A.	The Fund shall indemnify, defend and hold the Distributor and each of its present or former members, officers, employees, representatives and any person who controls or previously controlled the Distributor within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all losses, claims, demands, liabilities, damages and expenses (including the costs of investigating or defending any alleged losses, claims, demands, liabilities, damages or expenses and any reasonable counsel fees incurred in connection therewith) (collectively, “Losses”) that the Distributor, each of its present and former members, officers, employees or representatives or any such controlling person, may incur under the 1933 Act, the 1934 Act, any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or based upon any untrue statement, or alleged untrue statement of a material fact contained in the Registration Statement or any Prospectus, as from time to time amended or supplemented, or in any annual or interim report to limited partners, or in any advertisements or sales literature prepared by the Fund or its agent, or arising out of or based upon any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or based upon the Fund’s failure to comply with the terms of this Agreement or applicable law; provided, however, that the Fund’s obligation to indemnify the Distributor and any of the foregoing indemnitees shall not be deemed to cover any Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, Prospectus, annual or interim report, or any such advertisement or sales literature in reliance upon and in conformity with information relating to the Distributor and furnished to the Fund or its counsel by the Distributor in writing and acknowledging the purpose of its use for the purpose of, and used in, the preparation thereof. The Fund’s agreement to indemnify the Distributor, and any of the foregoing indemnitees, as the case may be, with respect to any action, is expressly conditioned upon the Fund being notified of such action or claim of loss brought against the Distributor, or any of the foregoing indemnitees, within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Distributor, or such person, unless the failure to give notice does not prejudice the Fund. Such notification shall be given by letter or by telegram addressed to the Fund’s CEO, but the failure so to notify the Fund of any such action shall not relieve the Fund from any liability which the Fund may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, or alleged omission, otherwise than on account of the Fund’s indemnity agreement contained in this Section 7(A).

B.	The Fund shall be entitled to participate at its own expense in the defense, or if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Fund elects to assume the defense, such defense shall be conducted by counsel chosen by the Fund and approved by the Distributor, which approval shall not be unreasonably withheld. In the event the Fund elects to assume the defense of any such suit and retain such counsel, the indemnified defendant or defendants in such suit shall bear the reasonable fees and expenses of any additional counsel retained by them. If the Fund does not elect to assume the defense of any such suit, or in case the Distributor does not, in the exercise of reasonable judgment, approve of counsel chosen by the Fund, or if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Fund and the Distributor, and each of its present or former members, officers, employees, representatives or any controlling person, the Fund will reimburse the indemnified person or persons named as defendant or defendants in such suit, for the reasonable fees and expenses of any counsel retained by Distributor and them. The Fund’s indemnification agreement contained in Sections 7(A) and 7(B) herein shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor, and each of its present or former members, officers, employees, representatives or any controlling person, and shall survive the delivery of any Units and the termination of this Agreement. This agreement of indemnity will inure exclusively to the Distributor’s benefit, to the benefit of each of its present or former members, officers, employees or representatives or to the benefit of any controlling persons and their successors. The Fund agrees promptly to notify the Distributor of the commencement of any litigation or proceedings against the Fund or any of its officers or trustees in connection with the issue and sale of any of the Units.

C.	The Fund shall advance attorneys’ fees and other expenses incurred by any person in defending any claim, demand, action or suit which is the subject of a claim for indemnification pursuant to this Section 7 to the maximum extent permissible under applicable law.

D.	The Distributor shall indemnify, defend and hold the Fund, the General Partner, and each of their present or former directors, officers, employees, representatives and any person who controls or previously controlled the Fund as the General Partner (“Indemnified Persons”) within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all Losses that any Indemnified Persons may incur under the 1933 Act, the 1934 Act, any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or based upon any untrue, or alleged untrue, statement of a material fact contained in the Fund’s Registration Statement or any Prospectus, as from time to time amended or supplemented, or arising out of or based upon Distributor’s failure to comply with the terms of this Agreement or applicable law, or the omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statement not misleading, but only if such statement or omission was made in reliance upon, and in conformity with, written information relating to the Distributor and furnished to the Fund by the Distributor for the purpose of, and used in, the preparation thereof. The Distributor’s agreement to indemnify Indemnified Persons is expressly conditioned upon the Distributor being notified of any action or claim of loss brought against the Indemnified Persons, such notification to be given by letter or telegram addressed to the Distributor’s President, within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Indemnified Persons unless the failure to give notice does not prejudice the Distributor, but the failure so to notify the Distributor of any such action shall not relieve the Distributor from any liability which the Distributor may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, otherwise than on account of the Distributor’s indemnity agreement contained in this Section 7(D).

E.	The Distributor shall be entitled to participate at its own expense in the defense or if it so elects, to assume the defense of any suit brought to enforce any such loss, claim, demand, liability, damage or expense, but if the Distributor elects to assume the defense, such defense shall be conducted by counsel chosen by the Distributor and approved by the Indemnified Person, which approval shall not be unreasonably withheld. In the event the Distributor elects to assume the defense of any such suit and retain such counsel, the indemnified defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any such suit, or in case the Indemnified Person does not, in the exercise of reasonable judgment, approve of counsel chosen by the Distributor, or reasonable fees and expenses of any if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Indemnified Person and the Distributor, and each of its present or former members, officers, employees, representatives or any controlling person, the Distributor will reimburse the indemnified person or persons named as defendant or defendants in such suit, for the counsel retained by the Indemnified Person. The Distributor’s indemnification agreement contained in Sections 7(D) and 7(E) herein shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person, and shall survive the delivery of any Units and the termination of this Agreement. This Agreement of indemnity will inure exclusively to the Indemnified Person’s benefit, and their successors. The Distributor agrees promptly to notify the Fund of the commencement of any litigation or proceedings against the Distributor or any of its officers or trustees in connection with the issue and sale of any of the Units.

F.	No person shall be obligated to provide indemnification under this Section 6 if such indemnification would be impermissible under the 1940 Act, the 1933 Act, the 1934 Act or the rules of the NASD; provided, however, in such event indemnification shall be provided under this Section 7 to the maximum extent so permissible. The provisions of this Section 7 shall survive the termination of this Agreement.

8. Obligations of the Fund

     This Agreement is executed by the Fund and the General Partner and the obligations of the Fund and the General Partner hereunder are not binding upon any of the directors, officers, partners or employees of the Fund or the directors, officers, limited partners, partners, or employees, as the case may be, of the Fund or the General Partner individually, but are binding only upon the Fund, and with respect to Section 5, above, upon the General Partner, to which such obligations pertain.

9. Governing Law

     This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

10. Duration and Termination

A.	This Agreement shall become effective with respect to the Fund as of the date hereof. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two (2) years from the date hereof. Thereafter, if not terminated, this Agreement shall continue in effect automatically for successive one-year periods, provided such continuance is specifically approved at least annually by: (i) the Fund’s Board; or (ii) the vote of a “majority of the outstanding voting securities” of a Fund, and provided that in either event, the continuance is also approved by a majority of the Fund’s Board who are not “interested persons” of any party to this Agreement, by a vote cast in person at a meeting called for the purpose of voting on such approval.

B.	Notwithstanding the foregoing, this Agreement may be terminated, without the payment of any penalty: (i) through a failure to renew this Agreement at the end of a term, (ii) upon mutual consent of the parties; or (iii) upon no less than sixty (60) days’ written notice, by either the Fund upon the vote of a majority of the members of its Board who are not “interested persons” of the Fund and have no direct or indirect financial interest in the operation of this Agreement or by vote of a “majority of the outstanding voting securities” of a Fund, or by the Distributor. The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Distributor and the Fund. If required under the 1940 Act, any such amendment must be approved by the Fund’s Board, including a majority of the Fund’s Board who are not “interested persons” of any party to this Agreement, by a vote cast in person at a meeting for the purpose of voting on such amendment. This Agreement will automatically terminate in the event of its assignment.

C.	Sections 7, 9, 11 and 12 shall survive termination of this Agreement.

11. Confidentiality

     The Distributor agrees on behalf of its employees to treat all records relative to the Fund and prior, present or potential limited partners of the Fund as confidential, and not to use such records for any purpose other than performance of the Distributor’s responsibilities and duties under this Agreement, except after notification and prior approval by the Fund, which approval shall not be unreasonably withheld, and may not be withheld where the Distributor may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, when subject to governmental or regulatory audit or investigation, or when so requested by the Fund. Records and information that have become known to the public through no wrongful act of the Distributor or any of its employees, agents or representatives shall not be subject to this paragraph.

     In accordance with Regulation S-P, the Distributor will not disclose any non-public personal information, as defined in Regulation S-P, received from the Fund regarding any Fund limited partner; provided, however, that the Distributor may disclose such information to any party as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to the Distributor, or as may be required by law. The Distributor agrees to use reasonable precautions to protect and prevent the unintentional disclosure of such non-public personal information.

12. Anti-Money Laundering Program

     The Distributor represents and warrants that it: (i) has adopted an anti-money laundering compliance program (“AML Program”) that satisfies the requirements of all applicable laws and regulations; (ii) undertakes to carry out its AML Program to the best of its ability; and (iii) will promptly notify the Fund if an inspection by the appropriate regulatory authorities of its AML Program identifies any material deficiency, and (vi) will promptly remedy any material deficiency of which it learns.

13. Miscellaneous

     The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person,” and “assignment” shall have the same meaning as such terms have in the 1940 Act.

14. Notices

     Any notice required or permitted to be given by any party to the others shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three (3) days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other parties’ respective addresses as set forth below:

Notice to the Distributor shall be sent to:

Quasar Distributors, LLC
Attn: President
615 East Michigan Street
Milwaukee, Wisconsin 53202

Notice to the Fund shall be sent to:

Kiewit Investment Fund L.P.
Attn: Tobin A. Schropp
Kiewit Plaza
Omaha, Nebraska 68131

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

KIEWIT INVESTMENT FUND L.P.	QUASAR DISTRIBUTORS, LLC

By:	By:

Jim Schoenike

Title:	Title:

KIEWIT INVESTMENT HOLDINGS, INC.

By:

Title:

EXHIBIT A

Fee Schedule

QUASAR DISTRIBUTORS, LLC
REGULATORY DISTRIBUTION SERVICES
FEE SCHEDULE

Regulatory Distribution Annual Services*

•	0.5 basis point per year

•	Minimum annual fee – $20,000 first fund, $3,000 each additional fund

Advertising Compliance Review/NASD Filings

•	$175 per job for the first 10 pages (minutes if tape or video); $20 per page (minute if tape or video) thereafter (includes NASD filing fee)

•	Non-NASD filed materials, e.g. Internal Use Only Materials $100 per job for the first 10 pages (minutes if tape or video)

•	NASD Expedited Service for 3 Day Turnaround

$1,000 for the first 10 pages (minutes if audio or video); $25 per page (minute if audio or video) thereafter. (Comments are faxed. NASD may not accept expedited request.)

Licensing of Investment Advisor’s Staff (if required)

•	$1,500 per year per registered representative

•	Quasar is limited to these licenses for sponsorship: Series, 6, 7, 24, 26, 27, 63, 66

•	Plus any NASD and state fees for registered representatives, including license and renewal fees.

Fund Fact Sheets

•	Design — $1,000 per fact sheet, includes first production

•	Production — $500.00 per fact sheet per production period

•	All printing costs are out-of-pocket expenses, and in addition to the design fee and production fee.

Out-of-Pocket Expenses

Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of shares, including, without limitation:

•	typesetting, printing and distribution of Prospectuses and shareholder reports

•	production, printing, distribution and placement of advertising and sales literature and materials

•	engagement of designers, free-lance writers and public relations firms

•	long-distance telephone lines, services and charges

•	postage

•	overnight delivery charges

•	NASD registration fees (NASD advertising filing fees are included in Advertising Compliance Review section above)

•	record retention

•	travel, lodging and meals

Fees are billed monthly.

*Subject to CPI increase, Milwaukee MSA.